CONTACT: FOR SAFEGUARD HEALTH ENTERPRISES, INC.     FOR PARAMOUNT DENTAL PLAN
         James  E.  Buncher                         Nicholas M. Kavouklis D.M.D.
         President and Chief Executive Officer      Chairman and Chief Executive
         (949)  425-4300                            Officer
                                                    (813) 221-4048 x223



               SAFEGUARD COMPLETES MERGER OF PARAMOUNT DENTAL PLAN
                       WITH SAFEGUARD'S FLORIDA DENTAL HMO

                -----------------------------------------------
          TRANSACTION EXPECTED TO BE IMMEDIATELY ACCRETIVE TO EARNINGS

ALISO VIEJO, CALIFORNIA, and TAMPA, FLORIDA (SEPTEMBER 5, 2002) - SafeGuard Health Enterprises, Inc. (OTC Bulletin Board: SFGD) and privately held Paramount Dental Plan, Inc. today jointly announced the completion of the previously announced acquisition and merger of Paramount with SafeGuard's Florida Dental HMO. Although specific terms were not disclosed, the purchase price was paid in a combination of cash, SafeGuard stock and a convertible note. The transaction is expected to be immediately accretive to earnings.

Founded in 1995 by Nicholas M. Kavouklis D.M.D., Paramount currently has over 225,000 members primarily in the Tampa, St. Petersburg, and Orlando areas. Dr. Kavouklis will join SafeGuard as president of SafeGuard's Florida operations, which will encompass over 275,000 dental HMO, PPO/Indemnity and Vision members.

SafeGuard  also  announced  the  completion  of the sale of its Utah Dental HMO.
SafeGuard  does  not  expect  to report a significant gain or loss on this sale.

James E. Buncher, SafeGuard's president and chief executive officer, said, "We are pleased to have completed the acquisition and merger of Paramount with our Florida dental HMO. We expect the transaction will be immediately accretive to earnings. Our due diligence confirmed our belief that joining the two companies would create a strong SafeGuard presence in Florida. We are looking forward to working with the Paramount management to ensure a smooth integration of Paramount's members into the combined company. This transaction strengthens our position in Central and Southern Florida by increasing our Florida membership to over 275,000 members. Through our new headquarters in Tampa and our satellite office in Ft. Lauderdale, we anticipate significant growth as well as expansion into Northern Florida. We are also excited about Dr. Kavouklis joining our management team as president of SafeGuard - Florida."

Dr. Kavouklis, Paramount's president and chief executive officer, said, "We are very excited about this merger. SafeGuard has a substantial amount of industry knowledge, experience and technology that will complement the strengths of Paramount. I have had extensive discussions


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with  SafeGuard's senior management and found that our business philosophies are congruent. I am looking forward to being part of the combined management team and continuing to build on our existing business in the Florida market."

Mr. Buncher added, "SafeGuard continues to strengthen the Company by focusing on our core business and divesting managed dental care operations not located within our three primary markets of California, Florida and Texas. We are fortunate to have identified a local buyer for our Utah Dental HMO. They have also agreed to serve new managed dental care members located in Utah that are part of groups we sell in our primary markets. SafeGuard will continue to market and administer dental PPO/indemnity and vision products in Utah. These transactions are yet another step in our steady progress toward focus and growth in our target markets."

SafeGuard provides dental benefit plans with HMO and PPO/indemnity plan designs, vision benefit plans, administrative services, and preferred provider organization services. With the completion of these transactions, the Company serves approximately 825,000 members, primarily in California, Florida and Texas.

SafeGuard notes that statements contained in this news release that are not based on historical facts are forward-looking statements, and as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond the control of the Company, include the possibility that the Company may be unable to successfully integrate Paramount and SafeGuard's Florida operation, and those risk factors and other information that are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2002, and the Company's Current Report on Form 8-K dated as of April 24, 2002, on file with the U.S.
Securities  and  Exchange  Commission.

                                      -END-


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